UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report:	July 29, 2008
Date of earliest event reported:	July 29, 2008

OFFICEMAX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                                          Results of Operations and Financial Condition.

On July 29, 2008, OfficeMax Incorporated (the “Company”) issued an Earnings Release announcing its earnings for the second quarter 2008.  The earnings release is attached hereto as Exhibit 99.1.  This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference to such filing.

Item 2.06.                                          Material Impairments

On July 23, 2008 the Company’s Audit Committee concurred with the conclusion of management that an estimated charge for impairment of the value of goodwill and other intangible assets will need to be recorded.

The Company is required for accounting purposes to assess the carrying value of goodwill and other intangible assets annually or whenever circumstances indicate that a decline in value may have occurred.  Based on the Company’s sustained low stock price and reduced market capitalization, macroeconomic factors impacting industry business conditions, recent and forecasted segment operating performance, the competitive environment, along with other factors, the Company determined that indicators of potential impairment were present during the second quarter of 2008.  As a result, the Company assessed the carrying value of acquired goodwill and intangible assets with indefinite lives for impairment.  The measurement of impairment of goodwill and indefinite life intangibles consists of two steps, which require the Company to determine the fair value of its reporting units and to allocate reporting unit fair value to the individual assets and liabilities, similar to a purchase price allocation.  The Company has not completed the fair value allocation process necessary to determine the final impairment of goodwill and other intangible assets.  Accordingly, in the second quarter of 2008, the Company recorded an estimate of a non-cash impairment charge associated with goodwill and other assets that reduced income before taxes by $935.3 million and net income by $909.3 million, or $11.98 per diluted share.

The components of the $935.3 million estimated non-cash impairment charge consist of $850.0 million for goodwill, $80.0 million for trade names, and $5.3 million for fixed assets.  The non-cash charge has been recorded in both the Contract and Retail operating segments.  The estimates and assumptions made in assessing the fair value of the reporting units and the valuation of the underlying assets and liabilities are inherently subject to significant uncertainties.  Accordingly, an adjustment to the estimated impairment charge will be required when the Company finalizes its analysis, which is expected to be completed by the end of 2008. Any such adjustment could be material, but will be non-cash.

This charge for impairment is not expected to result in any future cash expenditure.

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Through the OfficeMax Incentive and Performance Plan (the “Plan”) each non-employee director annually receives a form of long-term equity compensation.  On July 23, 2008, the Executive Compensation Committee of the board of directors determined that the form of equity grant to be received by the directors in 2008 is restricted stock units.  In connection with the grant, each director will enter into a 2008 Director Restricted Stock Unit Award Agreement dated July 23, 2008 (an “Agreement”), in the form attached hereto as Exhibit 99.2.

The Agreement states that the award is subject to the terms of the Plan. The Agreement further states that the award will vest six months following the date of grant, if the recipient is still a Company director on that date, and that it will be payable in shares of Company common stock six months following the date of a director’s termination of service.  Unless otherwise approved by the board, if a director leaves the board before the award vests, other than as a result of death or disability, the award will be forfeited.  The vesting of the awards may accelerate upon a change in control upon certain circumstances.  The award is not transferable.  Holders of units have no voting rights but do receive notional dividends, which are accumulated and paid in cash at the time the award is paid.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the form of Agreement, included as Exhibit 99.2 to this filing.  Exhibit 99.2 is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	OfficeMax Incorporated Earnings Release dated July 29, 2008, announcing its earnings for the second quarter 2008.
Exhibit 99.2	Form of 2008 Director Restricted Stock Unit Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 29, 2008

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General
Counsel

EXHIBIT INDEX

Number	Description
Exhibit 99.1	OfficeMax Incorporated Earnings Release dated July 29, 2008, announcing its earnings for the second quarter 2008.

Exhibit 99.2	Form of 2008 Director Restricted Stock Unit Award Agreement